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PR CONTACT:  Kelly Fitzpatrick, Thompson Becker International-- (508) 698-0448
COMPANY CONTACT:  E. Lance Vetter, Ivy Mackenzie-- (561) 393-8900



                                                           FOR IMMEDIATE RELEASE


      IVY FUNDS HIRES HIGHLY RESPECTED SHERIDAN REILLY AS MANAGER AND WILL
                         REOPEN IVY INTERNATIONAL FUND

BOCA RATON, FL -- MAY 1, 2000 -- Mackenzie Investment Management Inc. (Ivy Mackenzie) announced today that Sheridan Reilly has joined the company as a portfolio manager and that the company will reopen Ivy International Fund to new investors.

Sheridan Reilly will serve as Senior Vice President and Chief Investment Officer - International Equities of Ivy Management, Inc., investment advisor to the Ivy Funds. Reilly joins Ivy Mackenzie from Scudder Kemper Investments where he served as head of the institutional international equities team. He managed the Scudder International Growth and Income Fund, the Kemper International Growth and Income Fund and the AARP International Stock Fund. In addition he was part of the team that managed the Scudder International Fund.

"At Ivy Mackenzie, our International Equities team believes in providing our shareholders with access to the best investment opportunities worldwide and we are pleased to have Sheridan lead that team. Sheridan's background, investment philosophy and strong institutional performance record is exceptional and we are excited to have him on board, " said Keith J. Carlson, president and chief executive officer of Ivy Mackenzie.

Ivy, a well-regarded fund complex, manages its clients' assets with a worldwide perspective and by taking advantage of its in-depth knowledge of diverse investment opportunities around the world. Ivy's experienced professionals select from both domestic and international securities markets and manage with a discipline that embraces the world.

"The Ivy team offers shareholders a worldwide investment platform with exciting investment opportunities. I am honored to join this group of professionals. We will focus on bottom-up stock selection to build a portfolio with characteristics that we believe are better than the overall market," said Reilly. Helped by consistently demonstrating a more rational buy/sell behavior than the market and making use of intensive fundamental field research, Reilly has outperformed international indexes over the past one, three and five years.

Hakan Castegren, who has managed the Ivy International Fund since its inception in 1986, has resigned from the account. "We wish him the best," said Carlson.

Ivy Funds is a mutual fund complex headquartered in Boca Raton, Florida with approximately $7

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billion in assets under management for individual and institutional investors.
The firm has been distributing mutual funds in the U.S. for more than four decades. With its worldwide perspective, Ivy's 19 US-based mutual funds provide portfolio diversification--from core growth and value to more specialized funds that permit investors to participate in some of the fastest growing sectors and regions of the world. Ivy's portfolio management teams work together from their offices in Asia, Europe and North America to identify what they believe to be the best investment opportunities worldwide. Ivy Funds are advised by Mackenzie Investment Management Inc., are distributed by Ivy Mackenzie Distributors, Inc. and are available through financial advisors and the major fund supermarkets. Ivy Mackenzie is a majority-owned subsidiary of Mackenzie Financial Corporation (TSE and ME: MKF; NASDAQ, NM: MKFCF).


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